Exhibit 21.1

SUBSIDIARIES OF GEOVIC MINING CORP.

Name of Subsidiary	Jurisdiction of Organization
Geovic, Ltd.(1)	Cayman Islands
Geovic Energy Corp.(1)	Colorado
Geovic Cameron, Plc.(2)	Cameroon
Pawnee Drilling, LLC(3)	Colorado
Geovic Mineral Sands Corp.(1)	Colorado
Geovic France SAS(4)	France
Geovic Nouvelle-Caledonie SAS(5)	New Caledonia

(1)	100% owned by Geovic Mining Corp.
(2)	60% owned by Geovic, Ltd.
(3)	100% owned by Geovic Energy Corp.
(4)	100% owned by Geovic Mineral Sands Corp.
(5)	100% owned by Geovic France SAS